EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1811 Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720 Richard Perkins (404) 652-4721

Date: May 21, 2003

GEORGIA-PACIFIC ANNOUNCES SENIOR NOTES OFFERING

            ATLANTA-- Georgia-Pacific Corp. (NYSE: GP) today announced that, subject to market and other conditions, it intends to offer an aggregate of approximately $500 million of senior notes due 2008 and senior notes due 2014 in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Georgia-Pacific intends to use the net proceeds from the offering to repay amounts outstanding under its revolving credit facility.

            The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws. Georgia-Pacific intends to offer to exchange the unregistered senior notes for substantially identical registered senior notes following the completion of the offering.

            This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

            This news release contains forward-looking statements concerning Georgia-Pacific's proposed offering and subsequent exchange offer. The terms of, and Georgia-Pacific's ability to complete, such transactions will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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